EXHIBIT 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in the proxy statement-prospectus forming a part of the Registration Statement on Form S-4 filed by Merchants and Manufacturers Bancorporation, Inc. of our report dated June 20, 2003, on our audit of the consolidated balance sheets of Reedsburg Bancorporation, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended and to the reference to our firm under the heading “Experts” in the joint proxy statement-prospectus.

/s/ McGLADREY & PULLEN, LLP

Chicago, Illinois

September 23, 2003